Exhibit 10.1

International Business Machines Corporation ("IBM")

Stock Option Award Agreement

Plan	IBM 1999 Long-Term Performance Plan (the "Plan")
Identification	Name: Sample Home Country & Employee ID: Sample
Award Information	Date of Grant: [Month, Day, Year] Number of Options Granted: XX Grant Price: $XX Option Vesting Date: [Month, Day, Year three years after the Date of Grant]
Vesting and Term	The Options are unvested until the third anniversary of the Date of Grant (the "Option Vesting Date"), on which date they will become 100% vested and exercisable.

Subject to earlier termination pursuant to the sections entitled "Termination of Employment" and "Cancellation and Rescission" below, the Options shall expire on the close of business on the tenth anniversary of the Date of Grant (the "Stated Expiration Date").
Death or Disability	In the event of your death, all Options shall become fully exercisable and remain exercisable for their full term.
In the event you become disabled (as described in Section 12 of the Plan) while employed by the Company, any unvested Options shall continue to vest and be exercisable as if you were fully employed.
Termination of Employment	In the event that your employment with the Company terminates prior to the Option Vesting Date:
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any options that are not exercisable as of the date your employment terminates shall be canceled immediately; provided, however, if you are an executive when your employment terminates (other than for cause) after you have attained age 55, completed at least 15 years of service with the Company at the time of termination, and completed at least one year of active service during the period between the Date of Grant and the Option Vesting Date (the "Vesting Period"), the Options granted hereunder will be prorated for the number of months completed as an active employee during the Vesting Period, and the resulting prorated number of options shall vest and be exercisable for the full term as set forth above.
•
any options that are exercisable as of the date your employment terminates (other than for cause) will remain exercisable for 90 days after the date of termination, after which any unexercised options are canceled; provided, however, if you are an executive when your employment terminates (other than for cause) after you have attained age 55 and completed at least 15 years of service with the Company at the time of termination, any options that are exercisable as of the date your employment terminates shall remain exercisable for the full term as set forth above.

• If your employment terminates for cause, all options are canceled immediately.
Cancellation and Rescission
You understand that IBM may cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this award in accordance with the terms of the Plan, including, without limitation, canceling or rescinding this award if you render services for a competitor prior to, or during the Rescission Period. You understand that the Rescission Period that has been established is 12 months.

All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of the Plan and this Agreement (including the provisions relating to death, disability and termination of employment) shall be made in IBM's sole discretion.

You agree that the cancellation and rescission provisions of the Plan and this Agreement are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of options is the penalty for violation.
Non-Solicitation
In consideration of this award, you agree that during your employment with the Company and for one year following the termination of your employment for any reason, you will not directly or indirectly: a) hire, solicit or make an offer to any employee of the Company (as defined in the Plan) to be employed or perform services outside of the Company; or b) solicit, for competitive business purposes, any customer of the Company with which you were involved as part of your job responsibilities during the last year of your employment with the Company. By accepting this award, you acknowledge that IBM would suffer irreparable harm if you fail to comply with the foregoing, and that IBM would be entitled to any appropriate relief, including money damages, equitable relief and attorneys' fees.
Jurisdiction, Governing Law, Expenses and Taxes	You submit to the exclusive jurisdiction and venue of the federal or state courts of New York, County of Westchester, to resolve all issues that may arise out of or relate to this Agreement.
This Agreement shall be governed by the laws of the State of New York, without regard to conflicts or choice of law rules or principles.

If you or IBM bring an action to enforce this Agreement and IBM prevails, you will pay all costs and expenses incurred by IBM in connection with that action and in connection with collection, including reasonable attorneys' fees.

If IBM, in its sole discretion, determines that it has incurred or will incur any obligation to withhold taxes as a result of this award, IBM may withhold the number of shares that it determines is required to satisfy such liability and, to the extent that such amounts are not withheld, you will pay to IBM any amount demanded by IBM for the purpose of satisfying such liability.
Other Terms and Conditions
In consideration of this Option Grant, you agree to (i) comply with the terms of the Plan and this Agreement, including those provisions relating to cancellation and rescission of awards and (ii) that by your acceptance of this award, all awards and options previously granted to you under the Plan or prior IBM plans are subject to the terms set forth above under "Cancellation and Rescission" and "Jurisdiction, Governing Law, Expenses and Taxes." The Company may alter, amend or terminate this Agreement without your consent, upon written notice to you.

This Agreement and the Plan, which is incorporated herein by reference, constitute the entire agreement between you and IBM regarding the terms and conditions of this Award. By accepting this award, you acknowledge having received and read the Plan, and you consent to receiving information and materials in connection with this Award or any subsequent awards under the Company's long term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by Web site access and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you.